EXHIBIT 99.1
INFORMATION
.

For Immediate Release
July 28, 2016
Contact: 513.271.3700
John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS THIRD QUARTER
2016 OPERATING RESULTS, DECLARES REGULAR CASH DIVIDEND,
AND UPDATES FISCAL 2016 GUIDANCE

GENERAL HIGHLIGHTS

CINCINNATI, July 28, 2016 (GLOBE NEWSWIRE) -- Meridian Bioscience, Inc. (NASDAQ: VIVO) today:

•
reported fiscal 2016 third quarter and first nine months net revenues of $50.7 million and $149.1 million, respectively, increases of 5% and 1%, respectively, from the same periods of the prior fiscal year;

•	reported third quarter operating income of $13.7 million, a decrease of 5% from the same period of the prior fiscal year;

•	reported nine months operating income of $42.5 million (including $1.5 million of costs associated with acquisition activity), a decrease of 1% from the same period of the prior fiscal year;

•	reported third quarter net earnings of $8.8 million, or $0.21 per diluted share, decreases of 4% and 5%, respectively, compared to the fiscal 2015 third quarter;

•
reported first nine months net earnings of $28.0 million, or $0.66 per diluted share, on a non-GAAP basis, a 3% increase compared to the same period of fiscal 2015.  On a GAAP basis, earnings were $26.7 million, or $0.63 per diluted share, decreases of 1% and 2%, respectively, compared to the year-to-date fiscal 2015 period.  This non-GAAP basis excludes the effect of costs associated with acquisition activity (see non-GAAP financial measure reconciliation);

•
declared the regular quarterly cash dividend of $0.20 per share for the third quarter of fiscal 2016, (annual indicated rate of $0.80 per share), the same as the regular quarterly rate for fiscal 2015; and

•
updated its fiscal 2016 guidance of per share diluted earnings between $0.86 and $0.90 on a non-GAAP basis on net revenues of $195 million to $200 million, including the Magellan Diagnostics, Inc. acquisition.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2016	2015	% Change	2016	2015	% Change
Net Revenues	$50,665	$48,204	5%	$149,084	$147,762	1%
Operating Income	13,741	14,398	-5%	42,483	42,799	-1%
Net Earnings	8,754	9,102	-4%	26,738	27,073	-1%
Diluted Earnings per Share	$0.21	$0.22	-5%	$0.63	$0.64	-2%
Diluted Earnings per Share
excluding effect of acquisition-
related costs (see non-GAAP
financial measure reconciliation)	$0.21	$0.22	-5%	$0.66	$0.64	3%

	June 30,
	2016	2015
Cash and Equivalents	$45,803	$45,975
Working Capital	106,672	100,681
Long-term Debt	59,250	-
Shareholders' Equity	168,853	163,931
Total Assets	254,946	179,316

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer and Chairman of the Board said, "Consolidated revenues for the third quarter of fiscal 2016 grew by 5% to $50.7 million versus the prior year. Our Life Science segment, driven largely by strong antigen sales along with robust sales of Zika virus biologicals, combined with our newly acquired Magellan Diagnostics business to contribute almost $6 million in revenue growth.  Our core diagnostic business reported a decline in revenues that detracted from overall results. Modest decreases in C. difficile testing revenue in this highly competitive market and more recent decreases in our foodborne disease and other non-core product categories contributed to the weaker results.  Our track record of strong operating efficiency continued with gross profit rates increasing by 200 basis points to 65% as compared to the third quarter a year ago.  Major contributors to this improvement included in-house manufacturing of our molecular assays and the elimination of the Medical Device Tax.
During the quarter, we received FDA clearance for a new, moderately complex illumigene® test for Mycoplasma pneumoniae.  M. pneumoniae is the primary cause of "walking pneumonia" and is a frequently misdiagnosed respiratory pathogen that can have serious consequences if not treated properly.  The illumigene molecular product line currently includes a menu of eleven tests making this system a leader in economic value and versatility.  Our Bioline unit continued to expand its reach into the AgriBio industry with new products designed to extract DNA from plant parts such as seeds and leaves.  In addition, the rapidly expanding market for detecting microRNA gained a new tool with the launch of our EPIK Select miRNA product.  And, as mentioned, we continue to supply Zika virus biologicals for use by both diagnostic test manufacturers and researchers.

With regard to our newest acquisition, Magellan Diagnostics contributed $4.8 million in new revenues, performing better than plan and growing 17% over the prior year. The development of a new point-of-care platform that will complement the pediatric blood lead testing market is largely on schedule. The acquisition is only slightly dilutive to earnings for the quarter after including purchase accounting adjustments, interest expense and professional fees which is better than expected.  The Magellan and Meridian diagnostic teams are collaborating to introduce Meridian products into the physician office market to realize revenue leverage opportunities.
Regarding key personnel matters, I am very pleased to report that Richard (Rick) Eberly, formerly President of Meridian Life Science, has been promoted to the position of President, Chief Commercial Officer.  In his new position, Rick will be responsible for all sales and marketing operations in the core diagnostics and Life Science units as well as the diagnostics research and development efforts.  Rick joined Meridian in 1995 and has been a key player in driving Meridian's growth in both the diagnostics and life science markets.
Our financial condition is sound and we continue to strive to achieve growth with strong operating leverage.  We continue to seek complementary acquisitions that make maximum use of our core strengths and skills.  Our guidance for fiscal 2016 has been updated to incorporate Magellan, and we expect that our multiple growth opportunities will continue to offset weaknesses in non-focus areas of our business units."

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.20 per share for the third quarter ended June 30, 2016.  The dividend is of record August 8, 2016 and payable August 18, 2016.  This annual indicated dividend rate of $0.80 per share remains the same as the rate in fiscal 2015.  Guided by the Company's policy of setting a payout ratio of between 75% and 85% of each fiscal year's expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including any acquisitions.

FISCAL 2016 GUIDANCE UPDATED

For the fiscal year ending September 30, 2016, management expects net revenues to be in the range of $195 million to $200 million and per share diluted earnings on a non-GAAP basis to be between $0.86 and $0.90, including the acquisition of Magellan Diagnostics, Inc.  The per share estimates assume an increase in average diluted shares outstanding from approximately 42.0 million at fiscal 2015 year end to approximately 42.2 million at fiscal 2016 year end.  The revenue and earnings guidance provided in this press release does not include the impact of any other acquisitions the Company might complete during fiscal 2016.

FINANCIAL CONDITION

The Company's financial condition is sound.  At June 30, 2016, current assets were $126.9 million compared to current liabilities of $20.2 million, resulting in working capital of $106.7 million and a current ratio of 6.3.  Cash and equivalents were $45.8 million and the Company had 100% borrowing capacity under its $30.0 million commercial bank credit facility.  The Company's bank-debt obligations, all of which relate to the acquisition of Magellan, totaled $59.2 million as of June 30, 2016.

INTERIM UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim periods of fiscal 2016 and fiscal 2015.

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net revenues	$50,665	$48,204	$149,084	$147,762
Cost of sales	17,756	17,873	51,020	55,673
Gross profit	32,909	30,331	98,064	92,089

Operating expenses
Research and development	3,546	3,214	10,056	9,685
Selling and marketing	8,085	6,184	21,738	18,745
General and administrative	7,537	6,535	22,306	20,860
Acquisition-related costs	-	-	1,481	-
Total operating expenses	19,168	15,933	55,581	49,290

Operating income	13,741	14,398	42,483	42,799
Other income (expense), net	(340)	(93)	(591)	(874)
Earnings before income taxes	13,401	14,305	41,892	41,925
Income tax provision	4,647	5,203	15,154	14,852
Net earnings	$8,754	$9,102	$26,738	$27,073

Net earnings per basic common share	$0.21	$0.22	$0.64	$0.65
Basic common shares outstanding	42,076	41,714	42,000	41,647

Net earnings per diluted common share	$0.21	$0.22	$0.63	$0.64
Diluted common shares outstanding	42,463	42,093	42,379	41,999

The following table sets forth the unaudited segment data for the interim periods in fiscal 2016 and fiscal 2015 (in thousands).

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net revenues
Diagnostics	$37,523	$36,049	$110,178	$111,297
Life Science	13,142	12,155	38,906	36,465
	$50,665	$48,204	$149,084	$147,762
Operating Income
Diagnostics	$9,886	$11,383	$31,412	$33,750
Life Science	3,696	3,060	11,086	9,145
Eliminations	159	(45)	(15)	(96)
	$13,741	$14,398	$42,483	$42,799

NON-GAAP FINANCIAL MEASURES
In this press release, we have provided information on net earnings, basic earnings per share and diluted earnings per share excluding the effect of costs associated with acquisition activity.  We believe this information is useful to an investor in evaluating our performance because:
1.	These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impact of non-routine costs related to acquisition activity; and
2.
These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

We have provided reconciliations of net earnings, basic earnings per share and diluted earnings per share, with and without the effects of the acquisition activity noted above, in the tables below for the three and nine month periods ended June 30, 2016 and 2015.

THIRD QUARTER AND NINE MONTH YEAR TO DATE
GAAP TO NON-GAAP RECONCILATION TABLES
(In Thousands, Except per Share Data)

	Three Months		Nine Months
	Ended June 30,		Ended June 30,
	2016	2015	2016	2015
Net Earnings -
U.S. GAAP basis	$8,754	$9,102	$26,738	$27,073
Acquisition-related costs	-	-	1,233	-
Adjusted Earnings	$8,754	$9,102	$27,971	$27,073

Net Earnings per Basic Common Share -
U.S. GAAP basis	$0.21	$0.22	$0.64	$0.65
Acquisition-related costs	-	-	0.03	-
Adjusted Basic EPS	$0.21	$0.22	$0.67	$0.65

Net Earnings per Diluted Common Share -
U.S. GAAP basis	$0.21	$0.22	$0.63	$0.64
Acquisition-related costs	-	-	0.03	-
Adjusted Diluted EPS	$0.21	$0.22	$0.66	$0.64

FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  All statements that address operating performance or events or developments that Meridian expects or anticipates will occur in the future, including, but not limited to, statements relating to per share diluted earnings and revenue, are forward-looking statements.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Specifically, Meridian's forward-looking statements are, and will be, based on management's then-current views and assumptions regarding future events and operating performance.  Meridian assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition, and its ability to effectively sell such products.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Meridian relies on proprietary, patented and licensed technologies, and the Company's ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers, can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  The international scope of Meridian's operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian's ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  Meridian cannot predict the possible impact of U.S. health care legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act – and any modification or repeal of any of the provisions thereof, and any similar initiatives in other countries on its results of operations.  Efforts to reduce the U.S. federal deficit, breaches of Meridian's information technology systems and natural disasters and other events could have a materially adverse effect on Meridian's results of operations and revenues.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections and blood lead levels. Meridian's diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of health care. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections; serology, parasitology and fungal disease diagnosis, and blood lead level testing. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and biotech companies in more than 70 countries around the world. The Company's shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

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